Exhibit 99.2

Qualstar Declares Cash Dividend of $0.06 Per Common Share

SIMI VALLEY, Calif.--(BUSINESS WIRE)--Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions and high-efficiency power supplies, today announced that its Board of Directors has declared a cash dividend of $0.06 per share of common stock. The cash dividend will be paid on May 28, 2008 to shareholders of record as of May 20, 2008.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss. Its N2Power brand high efficiency, ultra small switching power supplies are sold to OEM manufacturers worldwide, where very low power consumption is required. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

CONTACT:
Qualstar Corporation
Andrew Farina, Vice President & CFO
805-583-7744
afarina@qualstar.com
or
Financial Relations Board
Lasse Glassen, General Information
213-486-6546
lglassen@frbir.com